Exhibit 17.2

P.O. Box 698

Osburn, Idaho 83849

March 5, 2014

James Westmoreland

1414 S. Friendswood Drive Suite 212

Friendswood, Texas 77546

Dear Mr. Westmoreland and Members of the Board of Directors,

This letter is to confirm, in the form of a hard copy, my resignation from the Board of Directors of Daybreak
Oil and Gas. My resignation is effective immediately March 5th, 2014. I am also requesting that Daybreak send me in full the amount owed to me for Director's Fees and any other compensation owed.

Resigned,

/s/ RONALD D. LAVIGNE

Ronald D. Lavigne R.Ph.